Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nuverra Environmental Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333‑159086, 333-182068, and 333-190678) on Form S-8, the registration statements (Nos. 333-158266 and 333-179518) on Form S-3, and the registration statements (Nos. 333-177343, 333-182400, and 333-188810) on Form S-4 of Nuverra Environmental Solutions, Inc. of our reports dated March 11, 2016, with respect to the consolidated balance sheets of Nuverra Environmental Solutions, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Nuverra Environmental Solutions, Inc.

Our report on the consolidated financial statements dated March 11, 2016 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Phoenix, Arizona
March 11, 2016